Exhibit 99.1

FOR IMMEDIATE RELEASE
August 8, 2006

Citizens Bancshares Corporation Announces 66 Percent Increase in Second Quarter Net Income

ATLANTA, August 8, 2006 /PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), announced today that its 2006 second quarter net income increased by 66 percent to $780,000 compared to $471,000 a year earlier. Net income per diluted share for the second quarter of 2006 increased 68 percent to $0.37 compared to $0.22 for the same period last year.

James E. Young, President and CEO, stated that we are pleased with our second quarter results and they are in line with our expectations as we continue to improve the efficiency of our branch network.  While last year’s second quarter results were impacted by a $129,000 charge, net of taxes due to a $346,000 charge for other-than-temporary impairment and a $100,000 judgment, partially offset by a $250,000 judgment reversal the Company won on appeal, our second quarter 2006 performance was solid.  Highlights for the quarter included:

•                  Total revenues increased by $650,000 or 11 percent over the second quarter of 2005.

•                  Non-operating expenses decreased by $248,000 or 6 percent over the second quarter of 2005.

•                  Net loans increased by $13 million compared to the second quarter 2005.

•                  No provision for loan losses was deemed necessary for the quarter.

For the six month period ending June 30, 2006, net income increased $528,000 to $1,460,000 or 57 percent for the same period reported in 2005.  Earnings per diluted share for the six month period were $0.69 compared to $0.44 per diluted share for the same period in 2005.

Total assets at June 30, 2006 increased by $2 million to $331 million compared to $329 million at December 31, 2005. The Company improved its credit quality during the first half of 2006. Only $30,000 in provision for loan losses was taken in 2006 resulting in a decrease of $63,000 and $137,000, respectively, in the quarterly and year-to-date comparisons to the previous year. The reduction in the provision expense is attributed to continued improvement in the credit quality of the Company’s loan portfolio. Non-performing assets declined $696,000 to $4,017,000, and $1,933,000 of the outstanding balance in non-performing assets is guaranteed by the U.S. Small Business Administration. As a percent of total assets, non-performing assets were 1.22 percent at June 30, 2006 compared to 1.43 percent at December 31, 2005.

The allowance for loan losses was $3.2 million at June 30, 2006 compared to $3.3 million at December 31, 2005.  At June 30, 2006, the allowance for loan losses was 80 percent of the nonperforming assets compared to 71 percent at December 31, 2005. At June 30, 2006, the Company considered its allowance for loan losses to be adequate.

The Company’s capital position remains strong at June 30, 2006 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

Citizens Bancshares Corporation is the parent company of Citizens Trust Bank (CTB).  CTB has assets of more than $330 million and eight offices throughout metropolitan Atlanta and Columbus, Georgia, a branch in Birmingham, and Eutaw, Alabama.  As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality banking products and services. Since 1921, the Bank has continued to fulfill its mission to promote financial stability and business development, stress the principles of thrift, and make home ownership a reality. Today, CTB remains dedicated to neighborhood and small business growth, development and advancement through community reinvestment. Citizens Bancshares Corporation, offers its common stock over-the-counter to the public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

J. Todd Atenhan or James R. Kautz, Investor Relations

(888) 917-5109

SOURCE: Citizens Bancshares Corporation